UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2007

Celsion Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-14242	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-L Old Columbia Road, Columbia, Maryland	21046-2364
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (410) 290-5390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.135-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Celsion Corporation (the “Registrant”) announced on December 14, 2007 the resignation of William Hahne, M.D., from his position as Vice President Clinical and Medical Affairs, effective December 31, 2007 (the “Effective Date”).

On December 14, 2007 the Registrant and Dr. Hahne entered into a Separation Agreement and General Release (the “Separation Agreement”) pursuant to which Dr. Hahne’s employment with the Registrant will voluntarily terminate on the Effective Date. As severance, Dr. Hahne will continue to receive pay for a period of three months commencing January 1, 2008 and ending March 31, 2008 (the “Severance Period”) in accordance with the Registrant’s regular payroll practices and at a rate equal to Dr. Hahne’s base rate of pay as of November 1, 2007. In addition, the Registrant will pay the premiums associated with Dr. Hahne’s continued participation in Celsion’s healthcare plan under COBRA during the Severance Period and $2,015, an amount equal to one month’s rent for Dr. Hahne’s apartment in Maryland. Under the Separation Agreement, any stock options previously granted to Dr. Hahne vested immediately upon the execution of the Separation Agreement and remain fully exercisable in accordance with their respective terms. In return, under the Separation Agreement, Dr. Hahne releases the Registrant, and its directors, officers and shareholders, among other related parties, from any claims that he may have against them.

Copies of the Separation Agreement and the press release announcing Dr. Hahne’s resignation are filed as Exhibits 10.1 and 99.1, respectively, to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Separation Agreement and General Release effective December 14, 2007 between the Registrant and William Hahne, M.D.
99.1	Press Release of the Registrant, dated December 14, 2007.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: December 20, 2007	By:	/s/ Paul B. Susie
Paul B. Susie Interim Chief Accounting Officer

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement and General Release effective December 14, 2007 between the Registrant and William Hahne, M.D.
99.1	Press Release of the Registrant, dated December 14, 2007.